EXHIBIT 12.2
DUKE REALTY LIMITED PARTNERSHIP
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED DISTRIBUTIONS
(in thousands, except ratios)

	Nine Months Ended September 30, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012		Year Ended December 31, 2011		Year Ended December 31, 2010		Year Ended December 31, 2009
Net income (loss) from continuing operations, less preferred distributions	$193,383	$29,784	$(132,057)		$(63,570)		$(25,195)		$(296,238)
Preferred distributions	20,155	31,616	46,438		60,353		69,468		73,451
Interest expense	163,479	228,324	229,417		206,244		172,143		135,414
Earnings (loss) before fixed charges	$377,017	$289,724	$143,798		$203,027		$216,416		$(87,373)
Interest expense	$163,479	$228,324	$229,417		$206,244		$172,143		$135,414
Interest costs capitalized	13,910	16,756	9,357		4,335		11,498		26,864
Total fixed charges	177,389	245,080	238,774		210,579		183,641		162,278
Preferred distributions	20,155	31,616	46,438		60,353		69,468		73,451
Total fixed charges and preferred distributions	$197,544	$276,696	$285,212		$270,932		$253,109		$235,729
Ratio of earnings to fixed charges	2.13	1.18	N/A	(1)	N/A	(3)	1.18		N/A	(6)
Ratio of earnings to fixed charges and preferred distributions	1.91	1.05	N/A	(2)	N/A	(4)	N/A	(5)	N/A	(7)

(1)
N/A - The ratio is less than 1.0; deficit of $95.0 million exists for the year ended December 31, 2012. The calculation of earnings includes $348.3 million of non-cash depreciation and amortization expense.

(2)
N/A - The ratio is less than 1.0; deficit of $141.4 million exists for the year ended December 31, 2012. The calculation of earnings includes $348.3 million of non-cash depreciation and amortization expense.

(3)
N/A - The ratio is less than 1.0; deficit of $7.6 million exists for the year ended December 31, 2011. The calculation of earnings includes $304.3 million of non-cash depreciation and amortization expense.

(4)
N/A - The ratio is less than 1.0; deficit of $67.9 million exists for the year ended December 31, 2011. The calculation of earnings includes $304.3 million of non-cash depreciation and amortization expense.

(5)
N/A - The ratio is less than 1.0; deficit of $36.7 million exists for the year ended December 31, 2010. The calculation of earnings includes $252.3 million of non-cash depreciation and amortization expense.

(6)
N/A - The ratio is less than 1.0; deficit of $249.7 million exists for the year ended December 31, 2009. The calculation of earnings includes $223.7 million of non-cash depreciation and amortization expense.

(7)
N/A - The ratio is less than 1.0; deficit of $323.1 million exists for the year ended December 31, 2009. The calculation of earnings includes $223.7 million of non-cash depreciation and amortization expense.